EX-28.g.1.h

DFA INVESTMENT TRUST COMPANY

CUSTODIAN AGREEMENT
ADDENDUM NUMBER EIGHT

THIS ADDENDUM is made as of the 1st day of April 2007, by and between DFA INVESTMENT TRUST COMPANY, a Delaware business trust (the "Fund") and PFPC TRUST COMPANY, formerly known as "Provident National Bank" ("PFPC Trust").

W I T N E S S E T H :

WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended; and

WHEREAS, the Fund has retained PFPC Trust to provide certain custodian services pursuant to a Custodian Agreement dated January 15, 1993, as amended (the "Agreement"), which, as of the date hereof, is in full force and effect; and

WHEREAS, Paragraph 1 of the Agreement provides that the Fund may, from time to time, issue shares in additional series and, in such event, the provisions of the Agreement shall apply to such series as may be mutually agreed to by the Fund and PFPC Trust; and

WHEREAS, PFPC Trust presently provides custodian services to the series of the Fund designated as: The U.S. Small XM Value Series; The LD U.S. Marketwide Series; The HD U.S. Marketwide Series; The LD U.S. Marketwide Value Series and The HD U.S. Marketwide Value Series and the Fund wishes to discontinue such services for each of said series, each of which shall be removed from Schedule A attached hereto; and

WHEREAS, Paragraph 28 of the Agreement provides that the Agreement may only be changed by a written instrument signed by the party against which enforcement of such change is sought;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:

1.
The Agreement is amended to provide that the Series set forth on “Schedule A, Series of DFA Investment Trust Company Amended and Restated April 1, 2007" which is attached hereto, shall be “Series” under the Agreement.

2.	The fee schedules of PFPC Trust applicable to the Covered Series shall be as agreed to in writing, from time to time by the Fund and PFPC Trust.

3.	In all other respects, the Agreement shall remain unchanged and in full force and effect.

4.	This Addendum may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.	The effective date of this Addendum shall be April 1, 2007.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum Number Eight to the Agreement to be executed by their duly authorized officers designated below on the day and year first above written.

DFA INVESTMENT TRUST COMPANY

By:            /s/ Valerie A. Brown

Name:          Valerie A. Brown

Title:            Vice President

PFPC TRUST COMPANY

By:            /s/ Edward A. Smith, III

Name:         Edward A. Smith, III

Title:            Vice President & Director

SCHEDULE A

SERIES OF DFA INVESTMENT TRUST COMPANY
AMENDED AND RESTATED April 1, 2007

The U.S. Micro Cap Series
The U.S. Small Cap Series
The U.S. Large Company Series
The Enhanced U.S. Large Company Series
The U.S. Small Cap Value Series
The U.S. Large Cap Value Series
The DFA One-Year Fixed Income Series
The Tax-Managed U.S. Marketwide Value Series
The Tax-Managed U.S. Equity Series
The Global Value Series
The Global Large Company Series
The Global Small Company Series